Exhibit 99.1

Nuvalent Transaction All-Employee Note

To: All Nuvalent Employees

From: James Porter

Subject: An Exciting New Chapter

Date: June 9, 2026

Hello Team,

Earlier this morning, we announced that Nuvalent has agreed to be acquired by GSK. This transaction is a landmark achievement for our company that will help realize the full potential of our pipeline and make a meaningful difference in the lives of patients living with cancer. You can read our press release on the announcement here.

GSK is one of the largest pharmaceutical companies in the world with a proven track record of successfully bringing a wide array of breakthrough therapies to market. As part of GSK, we expect that their infrastructure and expertise will enable successful commercialization of our products globally to realize the full potential of zidesamtinib and neladalkib, as well as continued exploration of the future potential of the rest of our pipeline. Most importantly, the GSK team recognizes the value of our talented team, understands the significance of the relationships we’ve built with the patient communities and treating physicians, and shares our vision for practice-changing innovation.

While we are excited about this transaction, we are only at the beginning of the process. Looking ahead, the transaction is expected to close in the third quarter of 2026, subject to customary closing conditions, including the tender of a majority of the shares of our Class A common stock by our stockholders in the tender offer described in the press release and expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act in the U.S. Until then, GSK and Nuvalent will continue to operate as separate companies. Our daily operations and performance goals remain unchanged. Everyone should stay focused on delivering on our commitment of delivering new, potentially best-in-class medicines to patients as quickly as possible.

I recognize that you all may have some questions about the path forward. An invitation will be sent out shortly for an All-Hands Meeting to be held virtually today at 11:00 am ET. I encourage you to attend if possible. In addition, Sarah will be scheduling optional group check-ins throughout the day for anyone who would like to connect in a smaller group setting. I and certain other LT members will be in the office if you’d like to join the town hall or your group check-in in person.

Our leadership team will be working with each of their departments to align on a coordinated communications plan for our external partners such as vendors, clinical trial investigators, and patient advocacy groups. Should you receive questions about this announcement from investors, the media or other third parties, please direct them to inquiries@nuvalent.com.

As always, thank you for your dedication and commitment. What we do each day here at Nuvalent is deeply important, and I am proud of all that we have accomplished. I’m excited for what’s to come.

With sincere appreciation,

Jim

Additional Information and Where to Find It

The tender offer for the outstanding shares of common stock of Nuvalent has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities of Nuvalent, nor is it a substitute for the tender offer materials that GSK and its acquisition subsidiaries will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, GSK and its acquisition subsidiaries will file a tender offer statement on Schedule TO, and Nuvalent will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer statement on Schedule TO (including an offer to purchase, a related letter of transmittal, and other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. HOLDERS OF SHARES OF NUVALENT ARE URGED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT NUVALENT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The offer to purchase, the related letter of transmittal, and other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all Nuvalent stockholders at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement also will be made available for free at the SEC’s web site at www.sec.gov. Additional copies may be obtained for free on Nuvalent’s website, www.nuvalent.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements that are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. All statements, other than statements of historical fact, are generally forward-looking statements, including all statements regarding the intent, belief, or expectations of Nuvalent and its management. These forward-looking statements typically can be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Forward-looking statements include, without limitation, statements regarding the proposed transaction, similar transactions, prospective performance, future plans, events, expectations, performance, objectives, opportunities, and the outlook for Nuvalent’s business; the anticipated timing of potential regulatory approval for Nuvalent’s product candidates; the timing of and receipt of filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties; accordingly, investors are cautioned not to place undue reliance on forward-looking statements. Actual results may differ materially due to several factors. Factors that could cause future results to differ materially include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Nuvalent’s stockholders will tender their stock in the offer; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction; the occurrence of any event, change, or other circumstance that could give rise to the termination of the merger agreement, including circumstances requiring Nuvalent to pay a termination fee pursuant to the merger agreement; the ability of the parties to consummate the proposed transaction on a timely basis or at all; the effects of the transaction (or the announcement or pendency thereof) on relationships with associates, vendors, manufacturers, suppliers, employees (including the risks relating to the ability to retain or hire key personnel), other business partners, or governmental entities or patient groups; transaction costs; the risk that the transaction will divert management’s attention from Nuvalent’s ongoing business operations or otherwise disrupts Nuvalent’s ongoing business operations; changes in Nuvalent’s businesses during the period before any closing; certain restrictions during the pendency of the proposed transaction that may impact Nuvalent’s ability to pursue certain business opportunities or strategic transactions; risks associated with litigation; risks unexpected concerns that may arise from additional data, analysis, or results obtained during preclinical studies and clinical trials; the risk that results of earlier clinical trials may not be predictive of the results of later-stage clinical trials; the risk that data from Nuvalent’s clinical trials may not be sufficient to support registration and that Nuvalent may be required to conduct one or more additional studies or trials prior to seeking registration of zidesamtinib or neladalkib; risks that Nuvalent may not achieve the goals and milestones set forth in its OnTarget 2026 operating plan; the occurrence of adverse safety events; risks that the FDA may not approve our potential products on the timelines we expect, or at all; risks of unexpected costs, delays, or other unexpected hurdles; risks that Nuvalent may not be able to nominate drug candidates from its discovery programs; the direct or indirect impact of public health emergencies or global geopolitical circumstances on the timing and anticipated timing and results of Nuvalent’s clinical trials, strategy, and future operations, including the ARROS-1, ALKOVE-1, ALKAZAR and HEROEX-1 trials; the timing and outcome of Nuvalent’s planned interactions with regulatory authorities; and risks related to obtaining, maintaining, and protecting Nuvalent’s intellectual property; and other factors as set forth in Nuvalent’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 filed with the SEC on May 7, 2026, and other reports filed with the SEC. The forward-looking statements set forth herein speak only as of the date hereof. Nuvalent undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as may be required by applicable law.